QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.1

MAUI LAND & PINEAPPLE COMPANY, INC.

SUBSCRIPTION FORM

Investor ID Number

THIS SUBSCRIPTION FORM, INCLUDING THE ACCOMPANYING INSTRUCTIONS, SHOULD BE READ CAREFULLY BEFORE THIS SUBSCRIPTION FORM IS COMPLETED.

        Maui Land & Pineapple Company, Inc. (the "Company") is conducting an offering (the "Rights Offering") of non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of its common stock (the "Common Stock"). The Rights are being offered to all holders of record of the Common Stock as of                                    (the "Record Date"). Pursuant to the Rights Offering, each stockholder is receiving one Right for each share of Common Stock owned as of the Record Date. Each Right entitles a stockholder of record to purchase                                     shares of Common Stock (the "Basic Subscription Privilege") at the cash price of $            per share (the "Subscription Price"). In addition, each holder of Rights that exercises its Basic Subscription Privilege in full is eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of record through the exercise of their Basic Subscription Privilege at the same Subscription Price of $            per share (the "Over-Subscription Privilege"). If over-subscription requests exceed the number of shares of Common Stock available for purchase in the Rights Offering, the Company will allocate the available shares of Common Stock pro rata among each stockholder that exercises the Over-Subscription Privilege in proportion to the number of shares of Common Stock owned by such stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Privilege. Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering. Fractional shares will be rounded down to the nearest whole number.

        The Rights will expire if they are not exercised by 5:00 p.m., New York time, on                                    , unless the Company extends the Rights Offering period (such date and time, as it may be extended, the "Expiration Date"). All exercises of the Rights are irrevocable.

        For a more complete description of the terms and conditions of the Rights Offering, please refer to the Prospectus, dated                                    (the "Prospectus"), which is incorporated herein by reference. Copies of the Prospectus may be obtained from BNY Mellon Shareowner Services ("BNY"), the subscription agent and information agent for the Rights Offering. In addition, any questions or requests for assistance regarding the Rights Offering should be directed to BNY. You may call BNY toll free from within the United States, Canada or Puerto Rico by calling 1-866-282-2358 or you may call BNY collect from outside the United States, Canada or Puerto Rico by calling 1-201-680-6579.

QuickLinks

  Exhibit 4.1
MAUI LAND & PINEAPPLE COMPANY, INC.
SUBSCRIPTION FORM
  Investor ID Number